UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2010

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Merger Agreement with Solaicx

On May 21, 2010, MEMC Electronic Materials, Inc., a Delaware corporation (“MEMC” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Solaicx, a California corporation (“Solaicx”), Shareholder Representative Services LLC, as the Representative of the securityholders of Solaicx, and Oscar Acquisition Sub, Inc., a California corporation and wholly owned subsidiary of the Company (“Acquisition Subsidiary”). Under the Merger Agreement, Acquisition Subsidiary will be merged with and into Solaicx (the “Merger”), with Solaicx continuing after the Merger as the surviving company and a wholly owned subsidiary of the Company.

At closing, MEMC will pay to or for the benefit of the existing securityholders of Solaicx cash in the amount of $66 million plus an additional amount in cash equal to amounts which have been recently invested in, or which may be invested prior to closing in, Solaicx by its existing securityholders. The aggregate additional amount is estimated to be approximately $10 million. Solaicx's indebtedness for borrowed money will be extinguished at closing and is included in the amounts described above. The merger consideration is subject to adjustment based on the net working capital of Solaicx at closing. A portion of the cash being paid at closing is being placed into an escrow account to secure the indemnification obligations of the Solaicx securityholders.

In addition to the initial merger consideration described above, a total of up to $27.6 million, payable in a combination of cash and shares of the Company’s common stock at the election of Solaicx securityholders, may be paid based on Solaicx achieving certain earnout targets through December 31, 2011.  The stock portion of the earnout consideration, if any, will be issued as a private placement to Solaicx securityholders.

There will be a combination of grants to employees under Solaicx and the Company’s retention, inducement and incentive plans designed to ensure that the management and employees of Solaicx remain employed following the closing.  The total retention, inducement and incentive package for Solaicx’s current employees will be up to $4.8 million, consisting of $2.442 million in cash at closing (included as part of the $66 million referenced above), payable pursuant to Solaicx’s existing Management Carveout Plan, and  MEMC restricted stock units valued at up to $2.358 million that will vest over a period of time ranging from one to three years (if earned pursuant to the achievement of the earnout targets).  The restricted stock units will be issued pursuant to the Company’s existing stockholder approved equity compensation plans.

The Merger Agreement contains customary representations, warranties and indemnities for a transaction of this type, with customary covenants which relate to the period between signing and closing with respect to the operation of Solaicx’s business. The directors, officers and certain securityholders of Soliacx have entered into voting agreements with MEMC pursuant to which they have agreed to vote in favor of the Merger. The Merger Agreement prohibits Solaicx from initiating or soliciting any negotiations or discussions or entering into any agreement with regard to a merger or sale of a substantial amount of stock or assets of Solaicx, subject to a “fiduciary duty” exception in certain circumstances prior to obtaining the approval of Solaicx’s stockholders.  The Merger Agreement may be terminated by mutual consent of Solaicx and the Company. It also may be terminated by either party if, among other things, (i) the closing has not occurred by the “drop dead” date of October 2, 2010; or (ii) there is a material breach by the other party of its representations, warranties or covenants under the merger agreement that is not timely cured, provided that the other party has not materially breached any of its obligations.  In addition, the Company may terminate the Merger Agreement if, among other things, (i) Solaicx has not obtained the requisite stockholder approval of the Merger by fifteen days after Solaicx distributes its information statement to its stockholders; (ii) Solaicx has discussions or negotiations with another party regarding an acquisition of Solaicx, or enters into an agreement for a competing transaction; or (iii) Solaicx’s board has changed its recommendation that the stockholders approve the Transaction.  Solaicx may terminate the Merger Agreement if, subject to certain specified requirements (including offering the Company an opportunity to make a counter-proposal, including modifications to the Merger Agreement and the Company’s failure to do so), Solaicx’s board authorizes Solaicx to enter into a written agreement for a “superior proposal.”

Solaicx is required to pay a breakup fee of $2,500,000 and the Company’s expenses up to an aggregate of $1.25 million if the Merger Agreement is terminated under certain circumstances detailed in the Merger Agreement.

The Merger Agreement has been approved by the Boards of Directors of the Company and Solaicx. In addition to approval of the Solaicx stockholders, the transactions contemplated by the Merger Agreement are also subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The Merger is expected to close by the end of June 2010.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed in accordance with SEC rules.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibit No.	Item
	99.1	Press release dated May 24, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: May 24, 2010	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President – Legal and Business Deveopment

Exhibit Index

Number	Item

99.1	Press release dated May 24, 2010.